Exhibit 99.1

CABOT MICROELECTRONICS REPORTS RESULTS
FOR SECOND QUARTER OF FISCAL 2006

AURORA, IL, April 27, 2006 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its second quarter of fiscal 2006, which ended March 31.

Total revenue for the second fiscal quarter was $67.4 million, compared with $81.5 million in the first fiscal quarter and $64.5 million in the same quarter a year ago. The sequential decline was primarily due to the company’s previously announced transition to selling directly to customers in Taiwan rather than through a distributor. As anticipated, during the transition period the distributor sold its remaining inventory of the company’s products to customers and the company built inventory needed to serve those customers directly, with a resulting short-term interruption in the company’s sales estimated in the range of $10 million to $11 million. Primarily related to this transition, revenues for all of the company’s major applications decreased sequentially. Average selling price fell by 2.5% compared with the prior quarter, primarily due to selected price reductions and a lower-priced product mix.

Consistent with the impact of the direct sales transition in Taiwan, gross profit for the quarter was lower at $31.5 million, compared with $38.4 million in the prior quarter. Gross profit was $29.8 million in the same quarter a year ago. As a percentage of revenue, gross profit was 46.8% this quarter compared with 47.2% in the prior quarter and 46.2% in the same quarter last year. The sequential decline in the gross profit percentage was primarily due to lower pricing, partially offset by benefits of a higher-valued product mix.

Operating expenses of $24.6 million, consisting of research, development and technical, selling and marketing, and general and administrative expenses, decreased by $0.5 million sequentially from $25.1 million last quarter, and were $3.2 million higher than the $21.4 million in the same quarter last year. The sequential decrease was primarily due to lower costs for cleanroom materials in the company’s research and development activities and lower professional fees, partially offset by higher travel costs. The year-over-year increase in operating expenses was primarily due to new accounting rules that required the company to begin recording stock option expense in fiscal 2006. The company recorded total pre-tax stock option expense of $2.5 million this quarter, of which $2.3 million was included in operating expenses.

Net income for the quarter was $5.4 million, down from $9.6 million last quarter primarily due to the company’s direct sales transition. Net income was $6.1 million in the same quarter last year, a period not impacted by either the direct sales transition or approximately $1.7 million in after-tax stock option expense the company reported this quarter.

Diluted earnings per share were $0.22 this quarter, which included $0.07 of stock option expense. Earnings per share were $0.17 less than the $0.39 in the previous quarter. The company had previously estimated an adverse impact of $0.17 due to the direct sales transition. Earnings per share in the second quarter of fiscal 2005 of $0.25 were not impacted by either the direct sales transition or the stock option expense recorded in the second fiscal quarter of 2006.

William Noglows, Chairman and CEO of Cabot Microelectronics, stated, “We completed what we believe is another solid quarter, benefiting from continued strength in the semiconductor and data storage industries. We manage our business for the long-term, and we achieved a number of accomplishments in the current quarter that we anticipate will provide benefits in the future. Our transition to a direct sales model in Taiwan was smooth and the related financial effects were generally as we had expected. We commercialized two new products and are close to finalizing a third. We also earned significant wins for new tungsten applications with two big memory players. In addition, we continue to pursue our growth initiative to transfer our expertise in CMP for semiconductors into other demanding polishing applications beyond this industry. We are pleased with our performance and look forward to building on our momentum in the future.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 356-4123. Callers outside the U.S. can dial (617) 597-5393. A replay will be available through May 24, 2006 via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world’s leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company’s products play a critical role in the production of advanced semiconductor devices, enabling its customers to manufacture smaller, faster and more complex devices. Along with the company’s focus on its core CMP business, it is also looking beyond the semiconductor industry to pursue its vision to “be the world leader in shaping, enabling and enhancing the performance of surfaces”. For more information about Cabot Microelectronics Corporation visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at (630) 375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company participates, international events, product performance, new product introductions, development of new products, technologies and markets, the acquisition of or investment in other entities, and the construction of new facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors” in Other Information in our quarterly report on Form 10-Q for the quarter ended December 31, 2005, and “Risks Relating to Our Business” in Management’s Discussion and Analysis in our annual report on Form 10-K for the fiscal year ended September 30, 2005, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)	Quarter Ended			Six Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005	March 31, 2006	March 31, 2005

Revenue	$67,389	$81,488	$64,502	$148,877	$131,586

Cost of goods sold *	35,855	43,051	34,733	78,906	68,205

Gross profit	31,534	38,437	29,769	69,971	63,381

Operating expenses:

Research, development & technical *	11,321	11,659	10,857	22,980	20,401

Selling and marketing *	5,075	5,026	4,012	10,101	8,188

General and administrative *	8,240	8,410	6,457	16,650	12,037

Amortization of intangibles	4	4	85	8	170

Total operating expenses	24,640	25,099	21,411	49,739	40,796

Operating income	6,894	13,338	8,358	20,232	22,585

Other income, net	1,090	716	458	1,806	945

Income before income taxes	7,984	14,054	8,816	22,038	23,530

Provision for income taxes *	2,547	4,483	2,762	7,030	7,647

Net income	$5,437	$9,571	$6,054	$15,008	$15,883

Basic earnings per share	$0.22	$0.39	$0.25	$0.62	$0.64

Weighted average basic shares outstanding	24,233	24,363	24,642	24,299	24,634

Diluted earnings per share	$0.22	$0.39	$0.25	$0.62	$0.64

Weighted average diluted shares outstanding	24,233	24,363	24,685	24,299	24,698

* Includes the following amounts related to share-based compensation expense:
Cost of goods sold	$163	$150	$-	$313	$-
Research, development & technical	243	233	-	476	-
Selling and marketing	259	245	-	504	-
General and administrative	1,877	1,762	-	3,639	-
Provision for income taxes	(811)	(762)	-	(1,573)	-
Total share-based compensation expense, net of tax	$1,731	$1,628	$-	$3,359	$-

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)
	March 31, 2006	September 30, 2005
ASSETS:

Current assets:
Cash, cash equivalents, and short-term investments	$173,712	$171,041
Accounts receivable, net	34,140	36,759
Inventories, net	32,890	28,797
Other current assets	7,108	9,210
Total current assets	247,850	245,807

Property, plant and equipment, net	134,384	135,784
Other long-term assets	5,262	5,172
Total assets	$387,496	$386,763

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$12,582	$10,236
Capital lease obligations	1,209	1,170
Accrued expenses, income taxes payable and other current liabilities	14,467	24,216
Total current liabilities	28,258	35,622

Capital lease obligations	4,937	5,436
Deferred income taxes and other long-term liabilities	3,815	6,621
Total liabilities	37,010	47,679

Stockholders' equity	350,486	339,084
Total liabilities and stockholders' equity	$387,496	$386,763